Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-163670, 333-195487, 333-198307, 333-213130, 333-227305 and 333-234622 on Form S-8 and Registration Statement Nos. 333-192025, 333-212302, 333-214897, 333-217673, 333-220822, 333-221443, 333-223856, 333-223857, 333-228770, 333-229609, 333-232163, 333-234869 and 333-235970 on Form S-3 of our reports dated March 2, 2020, relating to the financial statements of Sorrento Therapeutics, Inc. and subsidiaries (the “Company”), and the effectiveness of Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
March 2, 2020